EXHIBIT 23.2

Consent of Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-129168) pertaining to the 2005 Performance Incentive Plan of NCI, Inc. of our reports dated April 3, 2007, relating to our audits of the consolidated financial statements of Karta Technologies, Inc. and affiliate included in the Current Report on Form 8-K/A filed September 10, 2007 (File No. 000-51579), which is incorporated by reference in this Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ Padgett, Stratemann & Co., L.L.P.

San Antonio, Texas

February 25, 2009